UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2007

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	0-25034	77-0387041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 University Avenue, 6th Floor, East Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 813-8200

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 20, 2007, Greater Bay Bancorp, a California corporation (“Greater Bay”) entered into an Amendment and Waiver (“Amendment”) of the 3-Year Revolving Credit Agreement with Wells Fargo Bank, National Association and the other lenders thereto (“Credit Agreement”). The Credit Agreement was previously filed as Exhibit 10.1 to our Form 8-K filed on March 17, 2007. The Amendment, among other things, reduces the line of credit from $60 million to $30 million. A copy of the Amendment is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 20, 2007, Greater Bay entered into a new 5-year Credit Agreement (“New Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as agent, sole lead arranger and book runner, and the other lenders thereto. The New Agreement provides a senior unsecured credit facility of up to $125 million for the general corporate purpose needs of Greater Bay.

Unless earlier terminated, the New Agreement expires on the earlier of July 20, 2012 or the consummation of the pending Wells Fargo merger with Greater Bay, when all amounts owed under the New Agreement are due and payable.

Interest on any advances made pursuant to the New Agreement accrues at an annual rate (based on a 360-day year, actual days elapsed) equal to the sum of the applicable “Base Rate Advances” or “Eurodollar Rate Advances” as selected by Greater Bay, and the “Applicable Margin.” Base Rate Advances are equal to a fluctuating interest rate per annum equal to the highest of (a) Wells Fargo’s prime rate or (b)  1/2 of one percent above the Federal Funds Rate. “Eurodollar Rate Advances” is an annual rate equal to the (i) the rate obtained by dividing (a) the average rate at which U.S. dollar deposits are available to banks in the London interbank market for funds to be made available on the first day of any interest period in an amount approximately equal to the amount for which a Eurodollar rate quotation has been requested and maturing at the end of such interest period by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirements applicable to such deposits.

The Applicable Margin is fixed at 0.50% until January 1, 2008 and then fluctuates depending on the public debt rating of Greater Bay.

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Upon the occurrence of an “Event of Default”, as described in the New Agreement, all obligations incurred pursuant to the New Agreement become immediately due and payable at the request of the lenders. In addition, upon an Event of Default the interest obligations for advances made under the New Agreement shall increase by 4.0% in excess of the rate which would otherwise apply. Events of Default include: failure to make payments when due; breach of any representation or warranty; breach of any covenant continuing beyond a 30-day cure period; default under any other liabilities totaling at least $5 million; bankruptcy or insolvency; unpaid judgment; invalidity of any of the loan documents or a change-in-control.

The New Agreement contains customary restrictive covenants, including certain financial covenants, as more fully described in the New Agreement. The covenants include remaining “well-capitalized” as defined by appropriate regulatory guidelines; maintaining at all times an aggregate amount of non-performing assets not in excess of an amount equal to 15.0% of consolidated primary capital; and maintaining a certain minimum return on average assets (tested on a rolling four quarter basis and excluding non-recurring, non-cash charges).

A copy of the New Agreement is included as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Amendment and Waiver to 3-Year Revolving Credit Agreement, dated as of March 14, 2005, by and among Greater Bay Bancorp, Wells Fargo Bank, National Association and the Initial Lenders, effective July 20, 2007.

10.2	Credit Agreement, dated as of July 20, 2007, by and among Greater Bay Bancorp, Wells Fargo Bank, National Association, as Agent, and the other lenders thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER BAY BANCORP

Date: July 25, 2007	By:	/s/ Linda M. Iannone
Linda M. Iannone
Executive Vice President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
10.1	Amendment and Waiver to 3-Year Revolving Credit Agreement, dated as of March 14, 2005, by and among Greater Bay Bancorp, Wells Fargo Bank, National Association and the Initial Lenders, effective July 20, 2007.

10.2	Credit Agreement, dated as of July 20, 2007, by and among Greater Bay Bancorp, Wells Fargo Bank, National Association, as Agent, and the other lenders thereto.

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